SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 of Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                           Commission File Number  0-16560

                         Vanguard Cellular Systems, Inc.
             (Exact name of registrant as specified in its charter)

                       2002 Pisgah Church Road, Suite 300
                      Greensboro, North Carolina 27455-3314
                                 (336) 282-3690
    (Address,   including  zip  code,   and  telephone number, including
         area code, of  registrant's   principal  executive offices)

                            9-3/8% Senior Debentures
            (Title of each class of securities covered by this Form)

                              Class A Common Stock
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [ X ]    Rule 12h-3(b)(1)(ii)      [   ]
         Rule 12g-4(a)(1)(ii)      [   ]    Rule 12h-3(b)(2)(i)       [   ]
         Rule 12g-4(a)(2)(i)       [   ]    Rule 12h-3(b)(2)(ii)      [   ]
         Rule 12g-4(a)(2)(ii)      [   ]    Rule 15d-6                [   ]
         Rule 12h-3(b)(1)(i)       [ X ]

        Approximate  number of  holders of record as of the  certification  or
notice date:   1

Pursuant to the requirements of the Securities Exchange Act of 1934 Vanguard Cellular Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: April  8, 1999                       BY:/s/ Haynes G. Griffin
                                              -------------------------
                                              Name:  Haynes G. Griffin
                                              Title:    Chairman